EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

Ducommun Reports Results for the
First Quarter Ended April 2, 2016
Gross Margins Rebound; Debt Reduced and Backlog Strong
LOS ANGELES (May 9, 2016) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its first quarter ended April 2, 2016.
First Quarter 2016 Highlights

•	First quarter revenue was $142.1 million

•	Net income was $13.6 million, or $1.21 per diluted share

•	Adjusted EBITDA for the quarter was $11.1 million

•	Backlog increased to $564 million
“Our 2016 first quarter results validate that Ducommun is taking the right steps to improve long-term operating performance,” said Anthony J. Reardon, chairman and chief executive officer. “Ongoing efficiency-enhancement efforts, along with supply chain initiatives, generated much higher gross margins -- both sequentially and year-over-year -- even in the face of lower defense spending. Our commercial aerospace backlog remains near record levels, and we continue to win new and expanded content on both commercial and military blue-chip platforms.
“In addition, we successfully completed the divestitures of our Pittsburgh and Miltec operations during the quarter, using net proceeds of $50 million to reduce debt to $190 million versus $280 million a year ago. With these transactions behind us, Ducommun is stronger and more focused on serving our core aerospace and defense markets with innovative electronic and structural solutions. We will continue to deleverage the Company’s balance sheet this year, unlocking shareholder value and reducing interest expense in tandem. Our focus on critical operational initiatives, margin enhancement, top-line growth, and cash flow generation are bearing fruit, and we expect these efforts to result in performance improvement in the quarters ahead.”
First Quarter Results
Net revenue for the first quarter of 2016 was approximately $142.1 million compared to $172.9 million for the first quarter of 2015. The net revenue decrease year-over-year was primarily due to the following:

•
Approximately $15.4 million lower revenue in the industrial end-use markets due to the divestiture of the Pittsburgh operation in January 2016 and the closure of the Houston operation in December 2015; and

•
Approximately $13.2 million lower revenue in the military and space end-use markets mainly due to the decrease in U.S. government defense spending and shifting spending priorities, which impacted the Company’s fixed-wing and helicopter platforms and pushed out scheduled deliveries of these products to customers.

Going forward, as a result of the closure of the Houston operation and divestitures of the Pittsburgh and Miltec operations during the first quarter of 2016, Electronic Systems revenue will be lower by approximately $20.0 million per quarter for the balance of 2016.
Net income for the first quarter of 2016 was approximately $13.6 million, or $1.21 per diluted share, compared to net loss of $(2.0) million, or $(0.18) per share, for the first quarter of 2015. The increase in net income for the first quarter of 2016 compared to a net loss for the first quarter of 2015 was primarily due to the pretax gain on divestitures of the Pittsburgh and Miltec operations of approximately $18.8 million and lower interest expense of $4.3 million.

Operating income for the first quarter of 2016 was approximately $4.3 million, or 3.0% of revenue, compared to $3.6 million, or 2.1% of revenue, in the comparable period last year. The increase in operating income was primarily due to improved operating efficiencies related to ongoing cost improvement initiatives that was partially offset by the impact of the divestiture of the Pittsburgh operation.
Interest expense decreased to approximately $2.4 million in the first quarter of 2016, compared to $6.7 million in the previous year’s first quarter, primarily due to a lower outstanding debt balance as a result of voluntary principal prepayments on the term loan and a lower average interest rate as a result of completing the refinancing of the Company’s debt in July 2015.
The Company recorded a pretax gain on divestitures of approximately $18.8 million for the first quarter of 2016 consisting of the divestitures of the Pittsburgh operation with a pretax gain of $18.3 million and the Miltec operation with a pretax gain of $0.5 million.
Adjusted EBITDA for the first quarter of 2016 was approximately $11.1 million, or 7.8% of revenue, compared to $12.2 million, or 7.0% of revenue, for the comparable period in 2015.
During the first quarter of 2016, the Company generated approximately $5.5 million of cash from operations compared to $3.5 million during the first quarter of 2015 primarily due to higher net income as a result of higher gross margins in the current-year quarter.
The Company’s firm backlog as of April 2, 2016 was approximately $564 million.
Structural Systems
The Structural Systems segment net revenue for the current-year first quarter was approximately $64.0 million, compared to $72.1 million for the first quarter of 2015. The lower net revenue was primarily due to the following:

•
An approximately $4.5 million decrease in military and space revenues mainly due to the decrease in U.S. government defense spending and shifting spending priorities which impacted scheduled deliveries on the Company’s fixed-wing and helicopter platforms; and

•	An approximately $3.5 million decrease in commercial aerospace revenue related to the wind down of a regional jet program.
Structural Systems segment operating income for the current-year first quarter was $2.7 million, or 4.3% of revenue, compared to operating income of $2.1 million, or 3.0% of revenue, for the first quarter of 2015. The increase in operating income was primarily due to improved operating efficiencies related to ongoing cost improvement initiatives.
Structural Systems segment Adjusted EBITDA was approximately $4.8 million for the current quarter, or 7.5% of revenue, compared to $4.7 million, or 6.5% of revenue, for the comparable quarter in the prior year.
Electronic Systems
The Electronic Systems segment net revenue for the current-year first quarter was approximately $78.1 million, compared to $100.9 million for the first quarter of 2015. The lower net revenue was primarily due to the following:

•	An approximately $15.4 million decrease as a result of the divestiture of the Pittsburgh operation in January 2016 and the closure of the Houston operation in December 2015; and

•
An approximately $8.7 million decrease in military and space revenue mainly due to the decrease in U.S. government defense spending and shifting spending priorities which impacted scheduled deliveries on the Company’s fixed-wing and helicopter platforms;

•	Partially offset by an approximately $3.9 million increase in the Company’s commercial aerospace revenue through added content with existing customers.
Electronic Systems’ operating income for the current-year first quarter was approximately $7.1 million, or 9.0% of revenue, compared to $6.3 million, or 6.2% of revenue, for the first quarter of 2015. The increase in operating income was primarily due to improved operating efficiencies related to on-going cost improvement initiatives that was partially offset by the divestiture of the Company’s Pittsburgh operation.
Electronic Systems segment Adjusted EBITDA was approximately $29.6 million for the current-year quarter, or 37.9% of revenue, compared to $10.6 million, or 10.6% of revenue, for the comparable quarter in the prior year. The increase was primarily due to an approximate $18.8 million pretax gain on divestitures of the Pittsburgh and Miltec operations in the first quarter of 2016.

Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the first quarter of 2016 were approximately $5.5 million, or 3.9% of total Company revenue, compared to $4.8 million, or 2.8% of total Company revenue, for the comparable quarter in the prior year. CG&A expenses increased primarily due to one-time retirement charges of approximately $0.9 million in the first quarter of 2016, partially offset by $0.4 million in other cost reduction initiatives.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman and chief executive officer, and Douglas L. Groves, the Company’s vice president, chief financial officer and treasurer, will be held today, May 9, 2016 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 877-786-6947 (international 530-379-4718) approximately ten minutes prior to the conference time. The participant passcode is 88658163. Mr. Reardon and Mr. Groves will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 88658163.
About Ducommun Incorporated
Ducommun Incorporated delivers innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas -- Electronic Systems and Structural Systems -- to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.
Forward Looking Statements
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, and gain on divestitures).
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7224
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	April 2, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$6,439	$5,454
Accounts receivable, net	77,664	77,089
Inventories	127,080	115,404
Production cost of contracts	9,667	10,290
Other current assets	8,441	13,389
Assets held for sale	—	41,636
Total Current Assets	229,291	263,262
Property and Equipment, Net	95,602	96,551
Goodwill	82,554	82,554
Intangibles, Net	108,359	110,621
Deferred income taxes	353	324
Other Assets	3,215	3,769
Total Assets	$519,374	$557,081
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$19	$26
Accounts payable	47,418	40,343
Accrued liabilities	42,496	36,458
Liabilities held for sale	—	6,780
Total Current Liabilities	89,933	83,607
Long-Term Debt, Less Current Portion	186,032	240,661
Deferred Income Taxes	25,052	26,528
Other Long-Term Liabilities	17,692	18,954
Total Liabilities	318,709	369,750
Commitments and Contingencies
Shareholders’ Equity
Common stock	111	111
Additional paid-in capital	75,269	75,200
Retained earnings	131,173	117,623
Accumulated other comprehensive loss	(5,888)	(5,603)
Total Shareholders’ Equity	200,665	187,331
Total Liabilities and Shareholders’ Equity	$519,374	$557,081

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	April 2, 2016	April 4, 2015
Net Revenues	$142,148	$172,920
Cost of Sales	115,179	146,159
Gross Profit	26,969	26,761
Selling, General and Administrative Expenses	22,676	23,134
Operating Income	4,293	3,627
Interest Expense	(2,399)	(6,661)
Gain on Divestitures	18,815	—
Income (Loss) Before Taxes	20,709	(3,034)
Income Tax Expense (Benefit)	7,159	(1,061)
Net Income (Loss)	$13,550	$(1,973)
Earnings (Loss) Per Share
Basic earnings (loss) per share	$1.22	$(0.18)
Diluted earnings (loss) per share	$1.21	$(0.18)
Weighted-Average Number of Common Shares Outstanding
Basic	11,100	10,964
Diluted	11,240	10,964

Gross Profit %	19.0%	15.5%
SG&A %	16.0%	13.4%
Operating Income %	3.0%	2.1%
Net Income (Loss) %	9.5%	(1.1)%
Effective Tax (Benefit) Rate	34.6%	(35.0)%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended
	% Change	April 2, 2016	April 4, 2015	% of Net Revenues 2016	% of Net Revenues 2015
Net Revenues
Structural Systems	(11.2)%	$64,017	$72,058	45.0%	41.7%
Electronic Systems	(22.5)%	78,131	100,862	55.0%	58.3%
Total Net Revenues	(17.8)%	$142,148	$172,920	100.0%	100.0%
Segment Operating Income
Structural Systems		$2,724	$2,138	4.3%	3.0%
Electronic Systems		7,053	6,285	9.0%	6.2%
		9,777	8,423
Corporate General and Administrative Expenses (1)		(5,484)	(4,796)	(3.9)%	(2.8)%
Total Operating Income		$4,293	$3,627	3.0%	2.1%
Adjusted EBITDA
Structural Systems
Operating Income		$2,724	$2,138
Depreciation and Amortization		2,057	2,513
		4,781	4,651	7.5%	6.5%
Electronic Systems
Operating Income		7,053	6,285
Gain on Divestitures (2)		18,815	—
Depreciation and Amortization		3,761	4,359
		29,629	10,644	37.9%	10.6%
Corporate General and Administrative Expenses (1)
Operating loss		(5,484)	(4,796)
Gain on Divestitures (2)		(18,815)	—
Depreciation and Amortization		37	42
Stock-Based Compensation Expense		1,000	1,624
		(23,262)	(3,130)
Adjusted EBITDA		$11,148	$12,165	7.8%	7.0%
Capital Expenditures
Structural Systems		$2,054	$3,334
Electronic Systems		347	1,490
Corporate Administration		—	4
Total Capital Expenditures		$2,401	$4,828

(1)	Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

(2)	Includes gain on divestitures of the Pittsburgh and Miltec operations.